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                                    COMPANY CONTACT:
                                            Checkpoint Systems, Inc.
                                            Craig Burns
                                            Executive Vice President,
                                            Chief Financial Officer, Finance
                                            and Operations
                                            (856) 848-1800

                                    INVESTOR RELATIONS CONTACTS:
                                            Christine Mohrmann, Jim Olecki
                                            Financial Dynamics
                                            (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

            CHECKPOINT SYSTEMS, INC. ANNOUNCES THE REDEMPTION OF ITS
              REMAINING 5 1/4% CONVERTIBLE SUBORDINATED DEBENTURES

THOROFARE, NEW JERSEY, DECEMBER 15, 2004 - CHECKPOINT SYSTEMS, INC. (NYSE: CKP) today announced that on December 14, 2004, the remaining outstanding balance of $23.214 million of aggregate principal amount of the 5 1/4% Convertible Subordinated Debentures due 2005 (the "Notes") were redeemed for cash.

On December 9, 2004, the holders of $.043 million of the Notes elected to convert these Notes into 2,337 shares of the Company's common stock at a conversion price of $18.375 per share. The shares of Company common stock issuable as a result of the conversion will be freely-tradeable, unrestricted shares. Following the conversion, Checkpoint will have approximately 37.8 million shares of common stock outstanding. Shares related to the conversion will be issued from the Company's Treasury stock.

Following the redemption in full, the Company expects to terminate the Indenture between the Company and JPMorgan Chase Bank that governed the Notes.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.
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Safe Harbor Statement
This press release may include information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.



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